                                                                   EXHIBIT 21.01


                                Subsidiaries of
                    Occupational Health + Rehabilitation Inc



Occupational Orthopaedic Center, Inc.,
a Rhode Island corporation.

CM Occupational Health, Limited Liability Company, a Maine limited liability company
(also doing business as The Health Center)

OHR/MMC, Limited Liability Company,
a Maine limited liability company
(also doing business as Occupational Health + Rehabilitation,
An affiliate of Maine Health )

Kent/OH+R, LLC
a Rhode Island limited liability company

OH+R/Boston, LLC,
a Massachusetts limited liability company
(also doing business as Occupational Health + Rehabilitation)